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                                                                       Exhibit 5

                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                            New York, New York 10019

June 15, 1998

Mecklermedia Corporation
20 Ketchum Street
Westport, CT  06880

Re:  Registration Statement on Form S-3
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Ladies & Gentlemen:

You have requested our opinion, as counsel for Mecklermedia Corporation, a Delaware corporation (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to an offering pursuant to Rule 415 under the Act by a selling stockholder named therein (the "Stockholder") from time to time of up to 750,000 shares (the "Shares") of common stock, par value $.01 per share, of the Company (the "Common Stock").

We have examined (i) the Certificate of Incorporation and Bylaws of the Company,
(ii) certain resolutions adopted or to be adopted by the Board of Directors of the Company, (iii) the Registration Statement and (iv) such other records and documents, and we have made such examinations of law, as we have deemed relevant in connection with this opinion. We have, with your consent, relied as to factual matters on certificates or other documents furnished by the Company or its officers and directors and by governmental authorities and upon such other documents and data as we have deemed appropriate. We have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

We have also assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective under the Act and comply with all applicable laws; (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Shares are offered as contemplated by the Registration Statement (if such offering requires the delivery of a prospectus under the Act or pursuant to any other law); (iii) a Prospectus Supplement will have been prepared and filed with the Commission describing the Shares offered thereby and will comply with all applicable laws; (iv) all Shares will be sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement; (v) a definitive purchase, underwriting or similar agreement with respect to any Shares offered in an underwritten offering will have been duly authorized and validly executed and delivered by the parties thereto; and (vi) that there will be no changes in applicable law between the date of this opinion and the date the Shares proposed to be sold by the Stockholder pursuant to the Registration Statement are actually sold.

We are not members of the Bar of any jurisdiction other than the State of New York. We express no opinion as to any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing assumptions, exceptions and qualifications, we are of the opinion that the Shares have been duly authorized and validly issued and are fully-paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In so doing, we do not admit that we are
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in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


Very truly yours,

/c/ Willkie Farr & Gallagher
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Willkie Farr & Gallagher